Exhibit 10.1

                            ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT ("Agreement") is made this 25th day of September 2003, by and between NOVATECH Acquisition, LLC, a Delaware Limited Liability Company, (referred to herein as ("Purchaser"), and GSE Process Solutions, Inc., a Delaware Corporation ("Seller").

                                R E C I T A L S:

         A. Seller is engaged in the business of designing, developing, manufacturing and selling process control and automation systems used to control and automate manufacturing and other processes ("Seller's Business").

         B. Purchaser desires to purchase, and Seller desires to sell to Purchaser, all of the business and assets of Seller relating to Seller's Business except as otherwise provided in this Agreement, in exchange for cash, the assumption of certain of Seller's trade payables, the assumption of certain Seller liabilities, and the assumption of Seller's obligations under certain contracts, as expressly provided in this Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth, the Purchaser and Seller agree as follows:

                                    ARTICLE 1

                TRANSFER OF ASSETS AND ASSUMPTION OF LIABILITIES

         1.1 Transfer of Assets to Purchaser. On the terms and subject to the conditions in this Agreement, on the Closing Date (as such term is defined in Article 7 hereof), Seller will convey, transfer, assign and deliver to Purchaser, free and clear of all liens, charges, encumbrances, security interests, adverse claims and demands whatsoever (collectively, "Encumbrances"), all of the assets and business of every kind and description, wherever located, known or unknown, tangible or intangible, owned by Seller or used by Seller in connection with Seller's Business on the Closing Date, specifically excluding GSE Process Solutions BV and any assets relating to Avantium International BV, but including, without limitation:

(a) all usable and saleable inventories owned by the Seller on the Closing Date.

(b) all trade accounts receivable, contracts receivable, costs in excess of billing, notes receivable, prepaid expenses and deposits.

(c) all rights under written or oral contracts that were entered into by Seller with its suppliers and customers as set forth on Schedule 1.1(c) hereto ("Assumed Contracts").

(d) Seller's machinery, equipment, furniture and fixtures used by Seller in Seller's Business as presently conducted as listed and set forth on
     Schedule 1.1(d) hereto.

(e) all intangible assets, including goodwill, licenses, permits, customer lists, customer relationships, the name "GSE Process Solutions", and any derivative or combination of that name and all other names or slogans used by Seller in connection with Seller's Business or its products, any and all rights of Seller under any confidentiality agreement covering confidential information concerning Seller's Business and under any non-compete or similar agreement in favor of Seller restricting activities competitive with those of Seller's Business ("Non-Compete Agreements"), but excluding any government licenses or permits, the transfer of which is not permitted by law.

(f) all product catalogs, current literature, bulletins, data sheets, advertising materials, promotional materials, training materials, videotapes, product samples, tradeshow displays, website information and price lists used in connection with Seller's Business, and all files, books and records of Seller relating to Seller's Business and Seller's tax returns and records relating solely thereto (collectively the "Records"), copies of which have been delivered or made available to Purchaser or its counsel, but including, without limitation, invoice registers and product warranty records for the three (3) year period ended on the Closing Date.

(g) inventories of raw materials, finished goods, supplies, purchased parts, packaging materials or containers and work-in-process as of the Closing Date.

(h)  the backlog for all open customer orders.

(i) any other information, records or data maintained in electronic form or otherwise which relate to Seller's Business, which such information shall be provided to Purchaser in the format in which it is normally maintained on or before the Closing Date.

(j) all of Seller's right, title and interest to all proprietary computer software, including all source code therefore, patents, trademarks, service marks, business or trade names, copyrights, trade secrets, any applications or registrations for any of the aforementioned design rights, rights in confidential information, formulae, know-how, product formulations, quality specifications, testing procedures and results, research findings and research in process (collectively, the "Intellectual Property"), owned by the Seller or necessary to conduct the Seller's Business as presently conducted.

(k)  all Employee advances owed to Seller.

     The  assets  being   acquired  by  Purchaser  are   sometimes   hereinafter
collectively referred to as the "Subject Assets."

         1.2 Assumed Liabilities. Seller understands, acknowledges and agrees that Purchaser is not assuming and under no circumstances shall it have any liability for, any debt, liability, or obligation of Seller whatsoever, whether vested or contingent, known or unknown, except:

     (a) The obligations and liabilities of Seller under pending contracts with its suppliers and customers as of the Closing Date, which contracts are listed and set forth in Schedule 1.1(c) hereto.

     (b) The trade accounts payable and accrued expenses of Seller as of the Closing Date incurred in the ordinary course of business.

     (c) The accrued warranty reserve and billings in excess of costs of Seller as of the Closing Date incurred in the ordinary course of business to the extent reflected on the Statement of Net Assets Acquired as of the Closing Date.

     (d) The obligations and liabilities of Seller as of the Closing Date with respect to any 2003 accrued vacation for the employees hired by Purchaser as listed in Schedule 1.2(d) hereto.

     (e) The obligations and liabilities of Seller as of the Closing Date with respect to any 2002 or 2003 commissions earned but not yet due and payable.

     (f) If the Purchaser terminates Dion Freedman without cause prior to November 1, 2004, then Purchaser shall be responsible for, and reimburse GSE Systems, Inc. for, fifty percent (50%) of the Severance Benefits contained in the Change of Control Agreement for Dion
          Freedman dated March 10, 2000, but specifically excluding the bonus component thereof (which liability shall at all times remain with Seller).

     (g) The real estate and personal property leases listed at Schedule 1.2(g) hereto.

     (h)  The  liabilities to be assumed by Purchaser under this Section 1.2 are
          sometimes  hereinafter   collectively  referred  to  as  the  "Assumed
          Liabilities."


         1.3 Excluded Liabilities. Purchaser is not assuming and, under no circumstances shall it have any liability for: (i) any liability or obligation under any employment contract [except as specifically listed in paragraph 1.2(f) hereto], employee benefit plan, equity compensation plan, deferred compensation agreement, split-dollar insurance arrangement, or any other plan, policy or arrangement for the provision of employee benefits (collectively, "Plans"); (ii) any liability or obligation resulting from or arising out of any real estate leases except as set forth in a Sublease Agreement to be entered into by the parties under Paragraph 5.5 below and except for the real estate leases listed at Schedule 1.2(g) hereto; (iii) any salary, bonus, accrued vacation prior to 2003, payroll, severance, workers compensation, health care or other benefits obligation, or other reimbursements owed by Seller to any of its employees, sales agents, independent sales representatives or other persons [except as specifically listed in paragraphs 1.2(d), (e) and (f)]; (iv) any obligation of Seller for taxes of every kind and description, (v) any liability or obligation of Seller for any tort claims, including, without limitation, claims for product liability, sexual harassment, or employment or other discrimination; and (vi) all other debts and liabilities of Seller, including intercompany accounts payable, other than those specifically assumed by Purchaser under paragraph 1.2 above.

         1.4 Method of Conveyance and Transfer. The conveyance, transfer and delivery of the assets which are the subject of this Agreement will be effected by bills of sale, endorsements, assignments and other instruments of transfer, all in such form as Purchaser reasonably requests, vesting in Purchaser good and marketable title to such assets, free and clear of all liens and encumbrances.

         1.5 Further Assurances. Seller at any time after the Closing Date, upon request of Purchaser will do, execute, acknowledge and deliver, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably required for the conveying, transferring, assigning, and delivering to Purchaser or to its successors and assigns, and for aiding and assisting in collecting and reducing to possession, the Assets which are the subject of this Agreement.

                                    ARTICLE 2

                            PAYMENT OF PURCHASE PRICE

         2.1 Payment by Purchaser. At the Closing, Purchaser will pay to Seller the purchase price for the Subject Assets, as follows:

         (a) Purchaser will deliver, by wire transfer to an account or accounts designated in writing by Seller, or by certified or official bank check in immediately available funds, an amount equal to Five Million Five Hundred Thousand Dollars ($5,500,000.00).

         (b) Purchaser will execute and deliver an assumption agreement in substantially the form of Exhibit 2.1(b) to this Agreement, pursuant to which Purchaser will assume the Assumed Liabilities.

         2.2      Earn-out.


         (a) In addition to the purchase price referred to in Section 2.1 above, and with respect to calendar year 2004 ("Earn-Out Period"), Purchaser shall pay to Seller such amounts ("Earn-Out Payment") as are determined in accordance with Paragraph 2.2(c) hereof based on the Net Sales (as such term is defined below) of Seller's Business.

         (b) "Net Sales" for any period of determination shall mean the sales price for products and services sold to customers in the ordinary course of business (including invoiced and percentage of completion) less returns, allowances, bad debts, rebates, freight charges and trade discounts.

         (c)      The  Earn-Out   Payment  for  the  Earn-Out   Period  will  be
                  determined in accordance with the following:

                  i.) If Net Sales are less than $22 million during the Earn-Out Period, then no Earn-Out Payment is due. If Net Sales are between $22 million and $26 million (the "Upper Limit") during the Earn-Out Period, Purchaser shall pay to Seller up to an additional Five Hundred Thousand Dollars ($500,000.00) as the maximum Earn-Out Payment in accordance with the following:

                           The Earn-Out only applies to Net Sales between $22 million and the Upper Limit. If Net Sales for the Earn-Out Period are greater than $22 million but less than the Upper Limit, Purchaser shall pay to Seller a pro rated percentage of Five Hundred Thousand Dollars ($500,000.00) based on the amount of Net Sales. The parties acknowledge and agree that no Earn-Out Payment shall be due and owing unless the Seller's Business realizes pre-tax profit of at least 3% during the Earn-out Period. Net Sales in excess of the Upper Limit are not subject to any Earn-Out Payment.

         (d) Purchaser shall deliver to Seller within ninety (90) days of the end of the Earn-Out Period: (i) a statement setting forth the computation and amount of Net Sales for the Earn-Out
                  Period  (an  "Earn-Out  Statement");  and  (ii)  the  Earn-Out
                  Payment.

         (e) Seller shall have sixty (60) days from the date an Earn-Out Statement is delivered to it to furnish Purchaser with a letter (an "Earn-Out Access Request") requesting access to the books and records of Purchaser necessary to confirm Net Sales for the Earn-Out Period, and upon receipt of such request, Purchaser shall promptly make available such books and records to Seller at Purchaser's facility. Seller shall have sixty
                  (60) days after such access is granted to furnish Purchaser with a letter setting forth those items with which it disagrees and the reasons for each such disagreement. The parties shall promptly seek to reconcile any such disagreement; if they fail to reach an agreement within thirty
                  (30) days of receipt by Purchaser of such letter, then a nationally recognized independent public accounting firm shall be retained by the parties to settle any remaining disagreement, and the decision of said firm shall be final and binding on all parties to this Agreement. If Seller and Purchaser cannot agree on an accounting firm to settle any remaining disagreement within such thirty (30) day period, then Seller and Purchaser shall each designate an independent public accounting firm and the two (2) firms so designated shall select an independent public accounting firm and the decision of said firm shall be final and binding on all parties to this Agreement in the absence of fraud or manifest error. The fees of all accounting firms involved shall be paid by the party which fails to prevail with respect to the dispute. The payment of the portion of the Earn-Out Payment in dispute, if any, ultimately determined (pursuant to the procedures set forth in this paragraph) to be due Seller shall be made within fifteen (15) days of such determination. If an Earn-Out Access Request is not received by Purchaser within the sixty (60) day period after Seller's receipt of an Earn-Out Statement, then the computation of Net Sales set forth in such Earn-Out Statement will be deemed final and binding on Seller.




         2.3 Allocation of Purchase Price. Purchaser will allocate the purchase price among the Subject Assets in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), which shall be prepared by Purchaser and shall be approved by Seller. Seller will prepare any information or forms required by Section 1060 of the Code and provide Purchaser with a copy of such information and forms. Purchaser, on the one hand, and Seller, on the other hand, will each attach a copy of such information or forms as are required to be filed pursuant to Section 1060 of the Code to the tax return filed covering the period in which the transfer of the Subject Assets occurs. Any excess of the purchase price over the fair market value of Subject Assets will be allocated to goodwill or other intangible assets as designated by Purchaser so long as such designation is not adverse to Seller. Seller and Purchaser will report the sale and purchase of the Subject Assets in accordance with the allocations agreed by the parties for all federal, state and local tax purposes. Seller will indemnify and hold Purchaser harmless, and Purchaser will indemnify and hold Seller harmless, from and against any and all losses, liabilities and expenses, including, without limitation, reasonable attorneys' fees and additional income taxes, interest and penalties that may be incurred by the indemnified party as a result of the failure of the indemnifying party to report the sale and purchase of the assets as agreed herein. The agreed allocation of the parties will be set forth on Schedule 2.3 to this Agreement.

         2.4 Transfer Taxes. All applicable state, county and local sales and transfer taxes, if any, arising by reason of the transfer of the Subject Assets under this Agreement will be equally shared by the parties, subject to the Purchaser's share being no more than Twenty-Five Thousand Dollars ($25,000) provided (i) Purchaser provides Seller with an acceptable resale certificate for any transferred inventory, and (ii) Seller defends any assessments hereunder.

                                    ARTICLE 3

              REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF SELLER

         Seller represents and warrants to, and agrees with, Purchaser as follows:

         3.1 Organization and Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and Seller is duly qualified to do business as a foreign corporation and is in good standing in the State of Maryland. Seller has full power and authority to carry on its business as and where now conducted and to own or lease and operate its properties at and where now owned or leased and operated by it, and is duly qualified to do business and is in good standing in every jurisdiction in which the property owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on Seller, the Subject Assets or the Business. All of the jurisdictions in which Seller is so qualified are set forth on Schedule 3.1 hereto.

         3.2 Authority of Seller; Consents. The execution, delivery and consummation of this Agreement by Seller has been duly authorized by the Board of Directors of Seller in accordance with all applicable laws and the Articles of Incorporation and By-Laws of Seller, and at the Closing Date no further action will be necessary on the part of Seller to make this Agreement valid and binding on Seller and enforceable against Seller in accordance with its terms. The execution, delivery and consummation of this Agreement by Seller: (i) is not contrary to Seller's Articles of Incorporation and By-Laws; (ii) does not now and will not, with the passage of time, the giving of notice or otherwise, result in a violation or breach of, or constitute a default under, any term or provision of any indenture, mortgage, deed of trust, lease, instrument, order, judgment, decree, rule, regulation, law, contract, agreement or any other restriction to which Seller is a party or to which Seller or any of the Subject Assets are subject or bound; (iii) will not result in the creation of any encumbrance or other charge upon any of the Subject Assets; and (iv) will not result in any acceleration or termination of any loan or security interest agreement to which Seller is a party or to which Seller or any of the Subject Assets are subject or bound. Except as may be listed on Schedule 3.2, no approval or consent of any person, firm or other entity or governmental body is or was required to be obtained by Seller for the authorization of this Agreement or the consummation by Seller of the transactions contemplated by this Agreement. Seller and Purchaser agree that if any required consents listed on
Schedule 3.2 relating to any of the Assumed Contracts are not obtained, Seller will not assign such Assumed Contract (unless and until such consent is obtained), but will sub-contract with Purchaser to provide the services and/or products required under such Assumed Contract under the same terms and conditions, including price, of such Assumed Contract and will deliver to Purchaser all funds received relating to the performance of such Assumed Contract, it being the intention of the parties that Purchaser perform all the obligations and receive all the benefits under such Assumed Contract to the same extent as if assigned to Purchaser.

         3.3      Business Relations.

                  (a) Except as set forth on Schedule 3.3(a), Seller is not required, in the ordinary course of business, to provide any bonding or any other financial security arrangements in connection with any transactions with any customers or suppliers. Seller has not received any notice of any disruption (including, without limitation, delayed deliveries or allocations by suppliers) in the availability to Seller of any materials or products used in Seller's Business or of the intention of any supplier to terminate or materially or adversely alter its relationship with Seller, and Seller has no reason to believe that any such disruption will occur. There are no sole source suppliers of goods, equipment or services used by Seller (other than public utilities) with respect to which practical alternative sources of supply are unavailable.

                  (b) Except as set forth on Schedule 3.3(b), as of the date hereof, no customer which accounted for more than Fifty Thousand Dollars ($50,000.00) of Seller's sales in any one of the past three (3) fiscal years (collectively, "Customers") has terminated, or to Seller's knowledge, threatened to terminate its relationship with Seller or substantially reduce the volume of its purchases from Seller or has during the past year materially decreased or delayed materially, or to Seller's knowledge, threatened to materially decrease or delay materially, its purchase of Seller's services or products for non-economic reasons or for any reason in writing.

         3.4 Title to and Condition of Assets. Seller owns and possesses and will own and possess as of the Closing Date all right, title and interest in and to the Subject Assets, including, without limitation good and marketable title to the Subject Assets free and clear of all Encumbrances or other title defects or restrictions of any nature. Seller has and will have as of the Closing Date the right, power and authority to convey, transfer, assign and deliver the Subject Assets free and clear of any encumbrance or restriction. Except as set forth on Schedule 3.4, all tangible Subject Assets of Seller are in Seller's possession or under its control, and to Seller's knowledge, all computer and other equipment included in the Subject Assets is in good operating condition and repair, subject only to routine maintenance and ordinary wear and tear consistent with the age and use thereof, and is generally fit and adequate for use in the ordinary course of Seller's Business as currently conducted by Seller.

         3.5 Financial Statements. Prior to the date of this Agreement, Seller provided Purchaser with the following financial statements of Seller, and will provide to Purchaser monthly financial statements for the months after December 31, 2002 (the "New Monthly Statements") as soon as practicable after the end of each month: the audited balance sheets and statements of income at and for the fiscal years ended December 31, 2000, 2001 and 2002, and the unaudited balance sheet and statement of income at and for the three and six month periods ended March 31, 2003, and June 30, 2003 (collectively, the "Seller Financial Statements").

         Except as set forth on Schedule 3.5, the Seller's Financial Statements:
(i) have been prepared in accordance with GAAP applied on a consistent basis during the periods therein specified; (ii) present fairly (and, with respect to the New Monthly Statements, when so delivered, will present fairly), in all material respects, Seller's financial position, results of its operations and, with respect to annual periods reflected in the Seller Financial Statements, cash flows, at and for the periods therein specified; (iii) are (and, with respect to the New Monthly Statements, when so delivered, will be) true and complete; and (iv) are (and, with respect to the New Monthly Statements, when so delivered, will be) consistent with the books and records of Seller. The Seller's Financial Statements will be deemed to include any accompanying notes and schedules.

         3.6 Absence of Certain Changes. Since August 31, 2003, Seller has conducted its business in the ordinary and regular course consistent with past practice. Since such date, there has not been any material adverse change in the business, financial condition, assets, liabilities, results of operations or, to Seller's knowledge, prospects, of Seller. Except as set forth on Schedule 3.6, without limiting the generality of the foregoing, since August 31, 2003, there has not been:

                  (a) Any increase made in the compensation or other remuneration payable or to become payable by Seller to any of its employees, agents or distributors;

                  (b) Any mortgage or pledge of, or any other encumbrance, on any of the assets, tangible or intangible, of Seller, except in the ordinary course of business;

                  (c) Any sale or transfer of any assets, except for sales of inventory in the ordinary course of business, or settlement, cancellation or release of any indebtedness owing to Seller or of any other claims of Seller except in the ordinary course of business;

                  (d) Any sale, license, assignment or transfer by Seller of any Intellectual Property Rights or other similar intangible assets other than in the ordinary course of business consistent with past practice;

                  (e) Any termination of any material contract, agreement or license to which Seller is a party or to which Seller or any of its assets are subject or bound;

                  (f) Any discharge or satisfaction by Seller of any lien, encumbrance, obligation or liability (accrued, absolute, fixed or contingent), other than those incurred and discharged in the ordinary course of business consistent with past practice;

                  (g) Any institution by Seller of a customer rebate plan or program or similar arrangement, or changes in such existing plans or arrangements;

                  (h) Any incurrence (whether discharged or not) of any obligation or liability (whether accrued, absolute, fixed or contingent) other than current liabilities incurred, and obligations entered into, in the ordinary course of business consistent with past practice;

                  (i) Any adverse change in collection loss experience of Seller;

                  (j) Any material loss, damage or destruction to any of Seller's properties (whether or not covered by insurance) or any labor trouble; or

                  (k) Any change in accounting principles or practices from those utilized in the preparation of the Seller Financial Statements.

         3.7 Absence of Undisclosed Liabilities. Except: (i) as set forth on the August 31,2003 balance sheet of the Seller Financial Statements; (ii) as set forth on Schedule 3.7; and (iii) those incurred in the ordinary course of business since August 31, 2003 and reflected on the Closing Date Balance Sheet (which shall be due to Purchaser within 30 days of the Closing Date and prepared in accordance with GAAP), Seller is not obligated for, nor are any of its assets or properties subject to, any liabilities or adverse claims or obligations, absolute or contingent. Seller is not in default with respect to any terms or conditions of any material liability or obligation that could have an adverse effect on the Subject Assets or this Agreement. There are no facts known to Seller that might reasonably serve as a basis, in whole or in part, for any material liabilities or obligations not disclosed in this Agreement, in the Seller Financial Statements or in the Schedules to this Agreement that could have an adverse effect on the Subject Assets or this Agreement.

         3.8      Taxes.


                  (a) Seller has filed, and will file, on a timely basis, all Tax Returns (as defined in subsection (f) below) required to be filed by Seller (including any consolidated or combined return required to be filed by Seller and any affiliated person or entity) accurately reflecting all Taxes (as defined in subsection (f) below) owing to the United States or any other government or any government subdivision, state, local, or foreign or any other taxing authority, and have paid in full or made adequate provision (excluding any reserve for deferred Taxes to reflect timing differences between book and Tax income) in the Seller's Financial Statements and the New Monthly Statements for the payment of all Taxes for which Seller has or may have liability. All such Tax Returns are true, correct and complete in all material respects. Seller does not have knowledge of any unassessed Tax deficiency proposed or threatened against Seller as a result of the operation of Seller's Business. There are no encumbrances on the assets of Seller including, without limitation, the Subject Assets, as a result of any Tax liabilities except for Taxes not yet due and payable. There are, and after the date of this Agreement will be, no Tax deficiencies of any kind assessed against or relating to Seller with respect to any taxable period ending on or before the Closing Date. As to all Tax periods, or portions thereof, which end prior to, or include, the Closing Date for which no Tax Returns are yet due, the liability of Seller for Taxes with respect to such periods, or portions thereof, does not exceed the amount accrued for such liability (rather than any reserve for deferred Taxes to reflect timing differences between book and Tax income) on the Seller Financial Statements for the month closest to the date of this Agreement, as adjusted for operations and transactions in the ordinary course of business of Seller through the Closing Date in accordance with the past practice and custom of Seller. The liability of Seller for Taxes has not increased since December 31, 2002, except in the ordinary course of business.

                  (b) Seller has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has, within the time and the manner prescribed by law, withheld and paid over to the proper governmental authorities, all amounts required to be so withheld and paid over under applicable laws.

                  (c) Seller is not a party to any action, audit or proceeding by any governmental or taxing authority for the assessment or collection of Taxes, nor to Seller's knowledge has any such event been asserted or threatened. Seller is not subject to any accumulated earnings penalties. No material deduction or other taxation benefit in respect of any Taxes has been claimed and/or given to Seller which could or might be effectively withdrawn, postponed, restricted or otherwise lost as a result of any act, omission, event or circumstance arising in the ordinary course of business, or as a result of the transactions contemplated hereby. Seller has not made or filed for, nor is it required by any law or regulation to make or file for, any change of accounting method that will result in its reporting taxable income for any period after the Closing.

                  (d) There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Tax Return of Seller for any period. No taxing authority has audited any Tax return filed by Seller.

                  (e) Schedule 3.8 sets forth all jurisdictions in which Seller is required to, has filed or will file income or franchise tax returns for each taxable period, or portion thereof, ending on or before the Closing Date.

                  (f) For purposes of this Agreement, "Taxes" shall mean any and all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, value added, excise, real or personal property, sales, withholding, social security, retirement, unemployment, occupation, use, service, service use, license, net worth, payroll, franchise, transfer and recording taxes, customs and import dues, fees and charges, imposed by the Internal Revenue Service or any taxing authority (whether domestic or foreign including, without limitation, any state, county, local or foreign government or any subdivision or taxing agency thereof), whether computed on a separate, consolidated, unitary, or any other basis; and such term shall include any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments. "Tax Return" shall mean any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including, without limitation, information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

         3.9 Articles of Incorporation and By-Laws. True, accurate and complete copies of the Articles of Incorporation and the By-Laws of Seller, together with all amendments thereto, have been delivered or made available to Purchaser or its counsel.

         3.10 Company Minutes. Seller has furnished or made available to Purchaser and its counsel the company record books of Seller over the past three
(3) years and the same are accurate and complete and reflect all material resolutions adopted and all material actions taken, authorized or ratified by the shareholders and Board of Directors of Seller over the past three (3) years. Copies of all company minutes of meetings held and of all written actions taken after the date of this Agreement will be furnished to Purchaser promptly, upon its request, and in all events, prior to the Closing Date.

         3.11 Brokerage and Finder's Fees. Except with respect to Seller's arrangement with Blitzer, Ricketson & Company, no shareholder, officer, director or agent of Seller has incurred or will incur any liability to any broker, finder or agent for any brokerage fees, finder's fees, or commissions with respect to the transactions contemplated by this Agreement.

         3.12 Accounts Receivable. Seller will deliver to Purchaser: (i) an aging schedule as of a date not more than thirty (30) days prior to the date of this Agreement, which is true, correct and complete, of the accounts receivable, both trade and non-trade, of Seller as of that date; and (ii) subsidiary ledgers for accounts receivable of Seller as of that date. The reserves for doubtful receivables and uncollectible accounts that will be reflected on the books of Seller as of the Closing Date will be sufficient to provide for any losses that may arise in connection with the collection of the accounts receivable. To Seller's knowledge as of the Closing Date, the accounts receivable as reflected on the books of Seller as of the Closing Date, net of such reserves, will be fully collectible in the ordinary course of business within one hundred twenty
(120) days after the Closing Date, without resort to legal proceedings unless any such accounts receivable is subsequently impacted by any bankruptcy, dissolution or liquidation proceeding (without effecting Purchaser's rights under Section 11.6). All of such accounts receivable will represent valid claims that have arisen in the ordinary course of business.

         3.13 No Defaults. Other than warranty claims made in the ordinary course of business, Seller is not in default (nor is any such default alleged to exist) under the terms of any written or oral contract, agreement, lease, license, mortgage, deed of trust, note, guaranty, instrument or understanding (collectively, "Contracts") to which it is a party or to which any of its assets, businesses or operations is subject, nor has any condition or event occurred, nor, to Seller's knowledge is any condition or event threatened, which, after notice or the passage of time, or both, would constitute a default under any Contract. To Seller's knowledge, no such default, condition or event exists or is alleged to exist with respect to the performance of any material obligation of any other party to any of the Contracts.

         3.14 Material Contracts. Schedule 3.14 is a true and correct list of each Contract to which Seller is a party or by which any of its assets, businesses or operations is bound or affected. Schedule 3.14 excludes any Contract that: (i) may be cancelled by Seller on thirty (30) days' notice or less without incurring a liability or obligation on the part of Seller for such cancellation and which is not material to Seller's Business or the condition (financial or otherwise), assets, liabilities, results of operations or prospects of Seller; or (ii) involves or is reasonably expected to involve the payment of consideration having an aggregate value of less than Twenty-Five Thousand Dollars ($25,000). A true, correct and complete copy of each written, and a description of each oral, Contract so listed, has been delivered or made available to Purchaser or its counsel.

         3.15 Indebtedness. Schedule 3.15 is a true and complete list as of the date hereof of all indebtedness, including, without limitation, all trade accounts payable accrued expenses, accrued warranty reserve and billings in excess of cost, owed by Seller.

         3.16 Litigation. Schedule 3.16 is a true and complete list of all administrative or judicial proceedings to which Seller is a party or, to Seller's knowledge, to which it is threatened to be made a party which relate, directly or indirectly, to any of the Subject Assets or Seller's Business, including, without limitation, proceedings that could affect title to or interests in the Subject Assets. Excluding any administrative or judicial proceeding involving any current or former foreign subsidiary of Seller, there is no action, suit, claim, demand, arbitration or other proceeding or investigation, administrative or judicial, pending or, to Seller's knowledge, threatened against or affecting Seller or any of its assets, including, without limitation, any relating to so-called product liability, which, if adversely determined or resolved, would have a materially adverse effect on Seller's Business, the Subject Assets, financial condition, or results of operations of Seller, or any provisions of, or the validity of, or rights under, any leases or other operating agreements, licenses, permits or grants of authority of Seller. Seller has not received notice that Seller is the subject of any governmental investigation and Seller is not subject to, nor is it or has it been in default with respect to, any order, writ, injunction or decree of any court, or of any federal, state, local or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign. Schedule 3.16 indicates which of the matters listed are covered by valid insurance and the extent of such coverage.

         3.17 Insurance. Schedule 3.17 is a true and correct list of all the policies of insurance covering the business, properties and assets of Seller presently in force (including as to each: (i) risk insured against; (ii) name of carrier; (iii) policy number; (iv) amount of coverage; (v) amount of premium;
(vi) expiration date; and (vii) the property, if any, insured), indicating as to each whether it insures on an "occurrence" or a "claims made" basis. Copies of all such policies have been delivered or made available to Purchaser or its counsel. All of the insurance policies set forth on Schedule 3.17 are in full force and effect and all premiums, retention amounts and other related expenses due have been paid, and Seller has not received any notice of cancellations with respect to any of the policies. Seller has not been refused any insurance by any insurance carrier to which it has applied for insurance during the last five (5) years. To Seller's knowledge, there are no circumstances existing which would enable any insurer to avoid liability under any of Seller's policies. Copies of all of the policies listed on Schedule 3.17 and copies of all other policies of insurance of Seller that are in Seller's possession will be delivered to Purchaser or its counsel, upon request.

         3.18     Transactions with Officers, Etc.

                  (a) Schedule 3.18(a) is a true and correct list of the shareholders, officers and directors that have any existing contractual relationship, oral or written, or other business relationship with Seller.

                  (b) Schedule 3.18(b) is a true and correct list of all Contracts (oral or written), including, but not limited to, any loans (other than those set forth on Schedule 3.14 to this Agreement or not required to be set forth thereon) or leases, to which Seller is a party and to which any of the shareholders, officers or directors or other employees of Seller, or members of their immediate families or other corporations, partnerships or other entities in which any of them has a material interest, are also a party. Schedule 3.18(b) includes a list of indebtedness of any such person or entity to Seller.

                  (c) Except as set forth on Schedule 3.18(c), to Seller's knowledge, neither Seller, nor any shareholder, officer or director of Seller, nor affiliates or members of their immediate families or other corporations, partnerships or other entities in which any of them has a material interest, has any direct material interest in any major competitor, supplier or customer of Seller or in any person, firm or entity from whom or to whom Seller leases any property, or in any other person, firm or entity with whom Seller transacts business of any nature.

         3.19 Employees/Independent Sales Representatives; Distributorship Agreements.

                  (a) Schedule 3.19(a) is a true and correct list of: (i) all officers of Seller; and (ii) all employees of Seller (as used in this Agreement, the term "employees" includes full-time, salaried employees, salespersons, consultants, agents, sales representatives and all other persons associated with Seller. A true, correct and complete copy of each written employment contract, including each non-disclosure agreement, and a description of each oral employment agreement with any employee will be delivered or made available to Purchaser or its counsel, upon request. Seller is not a party to any collective bargaining agreement.

                  (b) Schedule 3.19(b) is a true and correct list of all the independent or outside sales representatives of Seller ("Independent Sales Representatives"), the amount of sales attributable to each such Independent Sales Representative for each of the last two years (or such shorter period of time if acting in such capacity for less than two (2) years), and a description of each such Independent Sales Representative's compensation or commission arrangements. A true, correct and complete copy of a representative written agreement with respect to each Independent Sales Representative has been delivered or made available to Purchaser or its counsel.

                  (c) Schedule 3.19(c) is a true and correct list of all distributorship agreements or similar agreements to which Seller is a party. A true, correct and complete copy of each written distributorship agreement and a description of each oral distributorship agreement has been delivered or made available to Purchaser or its counsel.

         3.20     Intellectual Property Rights.

                  (a) Seller has never been charged with infringement or violation of any Intellectual Property Rights in the United States. Seller is not using or has not in any way made use of any patentable or unpatentable invention, or any confidential information or trade secret, of any present or past employee of Seller without the full legal authority to do so. Full and accurate details of all applications or registrations relating to the Intellectual Property Rights owned by Seller are set forth on Schedule 3.20(a), and are valid and subsisting and, to the extent indicated, have been duly registered in, filed in or issued by the United States Patent and Trademark Office or other corresponding applicable governmental agency or office. Complete copies of the terms of all licenses of Intellectual Property Rights not owned by Seller and used in Seller's Business or owned by Seller and licensed to third parties, are listed on Schedule 3.20(a). Seller is the sole and exclusive owner of all Intellectual Property rights that it purports to own and that are necessary to conduct Seller's Business as presently conducted (except for the rights of licensees whose names and address are listed on Schedule 3.20(a), and Seller is able to transfer such Intellectual Property Rights with full title guaranty, free and clear of all Encumbrances. Seller does not use any of the Intellectual Property Rights owned by it, or, except as listed in Schedule 3.20(a), used in Seller's Business, by consent of any other party and the same are free and clear of any Encumbrances or agreements (including licenses, sub-licenses and options) and Seller is not obliged to grant any attachments, liens, encumbrances or agreements in respect of such Intellectual Property Rights.

                  (b) All information (whether or not confidential) including, without limitation, all information relating to the marketing of any new products or services, and all know-how and technical information, including without limitation, that relating to design, manufacture, storage, distribution, sale and supply of goods and services, and all financial information, relating to Seller or Seller's Business ("Business Information") owned by Seller or otherwise used in Seller's Business is in the possession of Seller, and Seller is not a party to any confidentiality or other agreements with respect thereto or subject to any duty that restricts the free use or disclosure of any such Business Information, or, to the extent that Seller is a party to any confidentiality or other agreements with respect to Business Information not owned by Seller but otherwise used in Seller's Business, such agreements do not unreasonably restrict Seller or Seller's Business. Seller has not disclosed any confidential Business Information in its possession to any person to whom it is not obligated to do so. All individuals that have had access to confidential Business Information over the past two (2) years have been listed on Schedule 3.20(b). Neither Seller nor, to its knowledge, any party with which it has contracted are in breach of: (i) any license, sub-license, option, charge or assignment granted to or by them in respect of any Intellectual Property Rights owned by Seller or otherwise used in the Business; or (ii) any agreement pursuant to which any Business Information was or is to be made available to Seller or such party, and the transactions contemplated by this Agreement will not result in any such breach or otherwise result or any such agreement being subject to termination.

                  (c) The processes and methods employed, the services provided, the business conducted and the products manufactured, used or dealt in by Seller within the last five (5) years do not infringe and during that period have not infringed upon the rights any other person or entity has in any Intellectual Property Rights or Business Information. To the knowledge of Seller, there is no unauthorized use or infringement by any person of any of the Intellectual Property Rights or confidential Business Information owned by Seller or used in the Business, nor has any such unauthorized use or infringement occurred during the five (5) year period prior to this Agreement.

                  (d) Except as set forth on Schedule 3.20(d), to the knowledge of Seller, there are no claims or demands of any other person, firm or corporation pertaining to any of the Intellectual Property Rights owned by Seller or used in Seller's Business. Except as set forth on Schedule 3.20(d), no proceedings have been instituted, are pending or, to the knowledge of Seller, are threatened or suspected which may challenge the right of Seller in respect of any of the Intellectual Property Rights owned by Seller or used in Seller's Business. To Seller's knowledge, none of the Intellectual Property Rights owned by or used in Seller's Business is subject to any outstanding order, decree, judgment, stipulation or agreement restricting the scope of its use.

                  (e) Seller has valid and sufficient rights to use its company and any trade names in the United States. Seller does not use such names by consent of any other person or entity, and Seller uses such names free and clear of any encumbrances or agreements. There are no claims or demands of any other person or entity pertaining to the use of such names in the United States and no proceedings have been instituted or, to the knowledge of Seller, are threatened or suspected which may challenge the rights of Seller in respect of such names in the United States; and the use of such names by Seller in the United States does not and will not infringe on or, to the knowledge of Seller, is not being infringed on, by others, and is not subject to any outstanding order, decree, judgment, stipulation or agreement restricting the scope of their use in the United States.

                  (f) The Intellectual Property Rights owned by, or used in, Seller's Business comprise all the intellectual property necessary to conduct Seller's Business as such Business is and has been conducted for the twelve (12) month period prior to the date of this Agreement.

                  (g) True, correct and complete copies of all patents, trademarks, service marks, trade names, registered designs, design rights, copyrights, and of all related applications or registrations, are listed on Schedule 3.20(g), and have been delivered or made available to Purchaser or its counsel.

         3.21 Computer Software. The proprietary computer software developed and used by Seller and sold by Seller and used by Seller's customers as part of Seller's products and services is capable and fit for performing the functions such software was designed to perform and is free from material defects and material errors. This representation specifically excludes any bug fixes arising in the ordinary course of business, and Seller does not warrant that such computer software is error-free under all circumstances. The names and functions of all of Seller's proprietary computer software are listed and set forth on
Schedule 3.21 hereto.

         3.22 Compliance with Laws. To Seller's knowledge, Seller has complied with all laws, regulations, rules and orders of any governmental department or agency or any other commission, board, agency or instrumentality, federal, state or local, or other requirements of law affecting Seller's Business and Seller's operations and is not in default under or in violation of any provision of any federal, state or local law, regulation, rule or order. Seller has not received notice of any such actual or potential non-compliance, defaults or violations.

         3.23 Powers of Attorney. Seller has not given any power of attorney (irrevocable or otherwise) to any person or entity for any purpose that is currently in effect and which would otherwise have a material effect on the Subject Assets or this Agreement.

         3.24 Licenses and Rights. To Seller's knowledge, Seller possesses all franchises, licenses, easements, permits and other authorizations from governmental or regulatory authorities and from all other persons or entities that are necessary to permit it to engage in Seller's Business as presently conducted in and at all locations and places where it is presently operating. Such franchises, licenses, permits and other authorizations are listed on
Schedule 3.24.

         3.25     Products.

                  (a) To Seller's knowledge, and with the exception of the FDA requirements for electronic records and electronic signature under Title 21 C.F.R., the products sold by Seller conform to and meet or exceed the standards required by all applicable U.S. laws, ordinances and regulations now in effect and there is no known pending legislation, ordinance or regulation which if adopted or enacted would have a material adverse effect on such products, the Subject Assets or Seller's Business. Seller has not received notice of, and has no reason to believe that its products do not conform to and meet or exceed such standards.

                  (b) Schedule 3.25 contains a written statement accurately describing Seller's warranties and customer service policies, any recurring warranty problems, and a written description of Seller's warranty claims experience for the last five (5) years. Seller does not have any outstanding contracts or proposals that materially depart from the warranty and customer service policy and practice described in such Schedule. Seller will convey to Purchaser all its rights in manufacturers' warranties for products sold by Seller (which will be deemed a part of the Subject Assets) and will deliver to Purchaser copies of all such warranties in Seller's possession. Except as may be listed on Schedule 3.25, no claims of customers or others based on an alleged or admitted defect of material, workmanship or design or otherwise in or in respect of any of Seller's products are presently pending or threatened.

         3.26 Casualty Occurrences. Schedule 3.26 is a true and correct list of occurrences, of which Seller has knowledge, during the last five (5) years of damages to persons or tangible property involving any defects or alleged defects in any of Seller's products or their design that resulted in a formal claim for compensation. All such occurrences are fully and adequately covered by paid-for insurance.

         3.27 Inventory. The inventory of Seller consists only of items of a quality and quantity usable and saleable in the ordinary course of business, consistent with past practice, and does not include any item of inventory previously written off by Seller. Items of below-standard quality and items not previously readily saleable in the ordinary course of business have been written down in value in accordance with GAAP to estimated net realizable market values. The value at which the inventory is carried on Seller's books reflects the lower of cost (on a FIFO basis) or estimated net realizable market value, and is based on quantities determined by physical count.

         3.28 Schedule of Government Reports. Schedule 3.28 is a true and correct list, and Seller has furnished to Purchaser or its counsel complete copies of all reports, if any, filed since December 31, 2000, by Seller with the Department of Labor, Equal Employment Opportunity Commission, Federal Trade Commission, Department of Justice, Occupational Safety and Health Administration, Internal Revenue Service (other than tax returns and standard forms relating to compensation or remuneration of employees), Environmental Protection Agency, Securities and Exchange Commission or Pension Benefit Guarantee Corporation, or any similar state agency.

         3.29 Material Misstatements or Omissions. No representations or warranties made by Seller in this Agreement or in any document, statement, certificate, Schedule, chart, list, letter, compilation or other document furnished or to be furnished to Purchaser or its counsel pursuant to this Agreement, or in connection with the transactions contemplated under this Agreement (collectively, the "Documents"), contain or will contain any untrue statement of a material fact, or omit or will omit to state a material fact necessary to make the statements of fact contained therein not misleading. All statements of fact made and data presented by Seller in any Document are deemed to be representations and warranties made under this Agreement by Seller. References in any Document, or in any Contract, a copy of which has been provided to Purchaser or its counsel, to any other Document or Contract as to which Seller prior to the date of this Agreement has not provided to Purchaser or its counsel a true copy or, if oral, a written summary, will not be deemed for any purposes of this Agreement to be a disclosure of any term, provision or statement of fact of, or relating to, such other Document or Contract.

                                    ARTICLE 4

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser warrants and represents to, and agrees with, Seller as follows:

         4.1 Organization. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware and has all requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and governmental approvals would not have a material adverse effect on Purchaser. Purchaser is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a material adverse effect on such Purchaser.

         4.2 Company Authorization; Validity of Agreement; Necessary Action. Purchaser has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. As of the Closing Date, the execution, delivery and performance by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby will have been duly and validly authorized and no other company action or proceedings on the part of Purchaser will be necessary to authorize the execution and delivery by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser, and, assuming this Agreement constitutes valid and binding obligations of Seller, constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

         4.3 Consents and Approvals; No Violations. Neither the execution, delivery or performance of this Agreement by Purchaser, nor the consummation by Purchaser of the transactions contemplated hereby, nor compliance by Purchaser with any of the provisions hereof will: (i) conflict with or result in any breach of any provision of the respective organizational documents of Purchaser;
(ii) require any filing with, or permit, authorization, consent or approval of, any governmental entity (except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not have a material adverse effect on Purchaser, or would not, or would not be reasonably likely to, materially impair the ability of Purchaser to consummate the transactions contemplated hereby); (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guaranty, other evidence of indebtedness, lease, license, contract, agreement or other instrument or obligation to which Purchaser is a party or by which Purchaser or any of its respective properties or assets may be bound; or
(iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Purchaser or any of its properties or assets, except in the case of clauses (iii) and (iv) for violations, breaches or defaults that would not have a material adverse effect on Purchaser, or would not, or would not be reasonably likely to, materially impair the ability of Purchaser to consummate the transactions contemplated hereby.

         4.4 Brokerage and Finder's Fees. Neither Purchaser or any manager, member or employee of Purchaser has incurred any liability to any broker, finder or agent for any brokerage fees, finder's fees or commissions with respect to the transactions contemplated hereby.

                                    ARTICLE 5

                CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

         The obligations of Purchaser under this Agreement are, at its option, subject to satisfaction of the following conditions at or prior to the Closing
Date:

         5.1 Representations True. The representations and warranties of Seller contained in this Agreement are true, complete and accurate in all material respects on and as of the Closing Date to the same extent and with the same force and effect as if made on such date, except as affected by the transactions contemplated under this Agreement.

         5.2 All Consents Obtained. All necessary approvals or consents required to be obtained by Seller have been obtained from all local, state and federal departments and agencies, from all other commissions, boards, agencies and from any other person or entity whose approval or consent is necessary to consummate the transactions contemplated under this Agreement including, without limitation, the approval of Seller's Board of Directors but specifically excluding such consents as may be listed or required to be listed on Schedule
3.2. Evidence of the approvals of Seller's Board of Directors has been or will be delivered to Purchaser or its counsel on or prior to the Closing Date of this Agreement.

         5.3 Performance and Obligations. Seller has duly performed all material obligations, covenants and agreements undertaken by Seller in this Agreement and has complied with all material terms and conditions applicable to it under this Agreement to be performed and complied with on or before the Closing Date.

         5.4 Accounts Payable. None of Seller's accounts payable shall be more than forty-five (45) days outstanding.

         5.5 Sublease. Seller and Purchaser shall have entered into a sub-lease agreement for the sublease by Purchaser of Seller's offices on Red Branch Road, Columbia, Maryland for the same rent and terms payable by Seller. Such sublease shall be for a term of twelve (12) months following the Closing Date and shall be cancelable upon thirty (30) days notice thereafter by either party.

         5.6 No Litigation. No suit, action, or other proceeding is threatened or pending before any court or governmental agency in which it will be or it is sought to restrain or prohibit or to obtain material damages or relief in connection with this Agreement or the consummation of this Agreement, or which is likely to materially and adversely affect the value of Seller's Business or the Subject Assets.

         5.7 Delivery of Books and Records. Seller has delivered or made available to Purchaser all books and records of Seller relating to or reasonably required for the operation of Seller's Business and the Subject Assets, including, without limitation, copies of all Contracts, financial and accounting records, files and records relating to employees, and all related correspondence.

         5.8 Instruments of Transfer. Seller has executed and delivered to Purchaser good and sufficient instruments of transfer transferring to Purchaser title to all of the Subject Assets as required pursuant to paragraph 1.4. The instruments of transfer must be in form and substance reasonably satisfactory to Purchaser and its counsel, which form is usual and customary for transferring the type of property involved under the laws of the jurisdictions applicable to such transfer.

         5.9 Confidentiality and Non-Compete Agreements. Seller has: (i) assigned to Purchaser any and all rights of Seller under any confidentiality agreement covering confidential information concerning Seller's Business or the Subject Assets and under any non-compete or similar agreement in favor of Seller restricting activities competitive with those of Seller's Business; (ii) provided Purchaser with a list of such agreements at Purchaser's request; and
(iii) at Purchaser's request, delivered or made available copies of such agreements to Purchaser.

         5.10 Absence of Changes. There has been no material adverse change in the business (financial or otherwise), assets, liabilities, results of operations or prospects of Seller since the date of this Agreement.

         5.11 Bulk Transfer Laws. Seller has cooperated with and assisted Purchaser in complying with all applicable laws regarding bulk transfers and any tax or other notifications required thereunder, and such laws have been complied with in all respects and the applicable waiting period or periods have expired. Seller has furnished to Purchaser or its counsel, in a timely manner so as to enable Purchaser to give all required notice of the transfers contemplated under this Agreement in the manner and to all persons and entities as required by such laws and to otherwise comply with all such laws, all documents as may have been requested by Purchaser or its counsel in connection with Purchaser's compliance with such laws, including, without limitation, lists of creditors signed and sworn to or affirmed by Seller.

                                    ARTICLE 6

                  CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

         The obligations of Seller under this Agreement are, at its option, subject to satisfaction of the following conditions at or prior to the Closing
Date:

         6.1 Representations True. The representations and warranties of Purchaser contained in this Agreement are true, complete and accurate in all material respects on and as of the Closing Date to the same extent and with the same force and effect as if made on such date, except as affected by the transactions contemplated under this Agreement.

         6.2 Performance of Obligations. Purchaser has duly performed all material obligations, covenants and agreements undertaken by Purchaser in this Agreement and has complied with all the material terms and conditions applicable to it under this Agreement to be performed or complied with on or before the Closing Date.

         6.3      Receipt of Documents by Seller.

                  (a) Seller has received the purchase price under the terms described in Article 2.

                  (b) Seller has received a certificate executed by the management of Purchaser certifying as to the fulfillment of the matters contained in Sections 6.1 and 6.2 of this Article.

                  (c) If requested by Seller, Seller has received certified copies of resolutions duly adopted by the management of Purchaser approving this Agreement and the transactions contemplated hereby.

         6.4 No Litigation. No suit, action, or other proceeding is threatened or pending before any court or governmental agency in which it will be or it is sought to restrain or prohibit or obtain material damages or relief from Seller in connection with this Agreement or the consummation of this Agreement.

         6.5 Assumption of Liabilities. Purchaser shall have delivered an undertaking to assume the Assumed Liabilities more particularly described in
Section 1.2 of this Agreement.

         6.6 Sublease. Seller and Purchaser shall have entered into a sub-lease agreement for the sublease by Purchaser of Seller's offices on Red Branch Road, Columbia, Maryland for the same rent and terms payable by Seller. Such sublease shall be for a term of twelve (12) months following the Closing Date and shall be cancelable upon thirty (30) days notice thereafter by either party.

                                    ARTICLE 7

                                     CLOSING

         The closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Seller on September 30, 2003 or such other place or date mutually agreeable to the parties (the "Closing Date"). If the Closing has not taken place by such date by reason of failure of fulfillment of any condition or conditions contained in this Agreement, then the non-breaching party may, by written notice to the other party, extend the Closing Date for a period of thirty (30) days to permit fulfillment of such condition or conditions. Unless the parties otherwise agree in writing, if the Closing has not occurred by October 31, 2003, then this Agreement will be deemed to have been terminated and abandoned, subject to the legal rights and remedies of either party arising out of the other party's breach of any of the provisions of this Agreement. The parties will in good faith use all reasonable efforts to achieve the Closing.

                                    ARTICLE 8

                            TERMINATION OF AGREEMENT

         This Agreement and the transactions contemplated under it may be terminated and abandoned at any time prior to the Closing Date:

                  (a) by mutual consent in writing of Purchaser, on the one hand, and Seller, on the other hand;

                  (b) by Purchaser, on the one hand, or Seller, on the other hand, if, in the case of Purchaser, there has been a material misrepresentation or breach of representation or warranty in the representation and warranties of Seller made under this Agreement or if, in the case of Seller, there has been a material misrepresentation or breach of representation or warranty in the representations and warranties of Purchaser made under this Agreement;

                  (c) by Purchaser if all or a material portion of the Subject Assets have been materially damaged or destroyed before the Closing; or

                  (d) by Purchaser, if any of the conditions contained in
         Article 5, or by Seller, if any of the conditions contained in Article 6, respectively, have not been fulfilled in all material respects; or

                  (e) by Seller, if prior to the Closing Date, the Seller receives a superior offer ("Superior Offer") and Purchaser does not match or exceed such Superior Offer within two (2) business days after notice thereof ("Right of First Refusal") and Seller pays Purchaser the amount of Three Hundred Thousand Dollars ($300,000) in full satisfaction thereof (the "Break-Up Fee").

Any termination pursuant to this Article 8 will not affect the obligations of the parties under Article 13 or Section 17.5, and will be without prejudice to the terminating party's legal rights and remedies by reason of any breach of this Agreement occurring prior to such termination. Notwithstanding anything in this Agreement to the contrary, if, on the Closing Date, Purchaser: (i) has complied with all of the conditions to Closing contained in Article 6; (ii) has notified Seller of its intention to consummate the transactions contemplated under this Agreement; and (iii) is ready and able to pay Seller the purchase price stated in Section 2.1 or exercise its Right of First Refusal, as applicable, and furnish evidence to that effect to Seller, and if the Closing does not then occur due to the refusal of Seller to so consummate the transactions contemplated under this Agreement, Purchaser will be entitled to specifically enforce the terms of this Agreement in a court of competent jurisdiction, it being acknowledged that monetary damages due Purchaser in such case cannot be adequately determined at law. Similarly, if, on the Closing Date, Seller (i) has complied with all conditions to Closing contained in Article 5, and (ii) has notified Purchaser of its intention to consummate the transactions contemplated under this Agreement, and if the Closing does not then occur due to the refusal of Purchaser to so consummate the transactions contemplated under this Agreement, then Purchaser shall pay Seller the Break-Up Fee ($300,000) as agreed upon liquidated damages in full satisfaction thereof.

                                    ARTICLE 9

                           SURVIVAL OF REPRESENTATIONS
                    AND WARRANTIES; INDEMNIFICATION; DISPUTES

         9.1 Survival of Representations and Warranties. Notwithstanding the Closing of the transactions contemplated under this Agreement, or any investigation made by or on behalf of any party to this Agreement, the representations and warranties of Seller and Purchaser contained in this Agreement or in any certificate, Schedule, chart, list, letter, compilation or other document furnished or to be furnished pursuant to this Agreement, will survive the Closing for a period of three (3) years, except that the representations and warranties of Seller contained in Sections 3.8 and 3.25 with respect to tax matters, and product liability/warranty claims will survive so long as any applicable statute of limitations has not expired, been waived or been suspended or extended, and for six (6) months thereafter, and the representations or warranties of Seller contained in Section 3.2 shall have no expiration date. However, as to any breach of, or misstatement in, any such representation or warranty as to which the non-breaching party has given notice to the breaching party on or prior to the expiration of the applicable period, as above set forth, the same will continue to survive beyond said period, but only as to the matters contained in such notice. If notice is not so given on or prior to the expiration of the applicable period, claims in connection therewith will be deemed waived (excluding for these purposes claims for fraud or misrepresentation).

         9.2 Seller's Indemnification. Seller will indemnify and save harmless Purchaser and its managers, members, employees and agents from any and all costs, expenses, losses, damages and liabilities (including, without limitation, reasonable legal fees and expenses) (collectively, the "Damages") incurred or suffered directly by any of them resulting from or attributable to: (a) the breach of, or misstatement in, any one or more of the material representations, warranties, covenants or agreements of Seller made in or pursuant to this Agreement; (b) any claims, demands, suits, investigations, proceedings or actions by any third party containing or relating to allegations that, if true, would constitute a breach of, or misstatement in, any one or more of the material representations or warranties of Seller made in or pursuant to this Agreement; (c) any liability of Seller for claims of customers or others that originated or occurred prior to the Closing Date based on an alleged or admitted significant defect of material, workmanship or design or otherwise in or in respect of any of Seller's products; (d) any and all obligations, debts or other liabilities of Seller not expressly assumed by Purchaser pursuant to this Agreement; (e) all Excluded Liabilities whether or not otherwise enumerated in this Section 9.2; (f) any liabilities or obligations arising under the Terminated Contracts (as such term is defined in Section 11.9); or (g) any claims by shareholders of Seller's parent company arising out of or relating to this transaction.

         9.3 Defense of Claim. In case either Purchaser has received actual notice of any claim asserted or any action or administrative or other proceeding commenced in respect of which claim, action or proceeding indemnity properly may be sought against pursuant to this Agreement, Purchaser will give notice in writing to Seller. Within ten (10) days after receipt of such notice, Seller may give Purchaser written notice of its election to conduct the defense of such claim, action or proceeding at its own expense. If Seller has given Purchaser such notice of election to conduct the defense, Seller may conduct the defense at its expense, but Purchaser will nevertheless have the right to participate in the defense, but such participation will be solely at the expense of Purchaser, without a right of further reimbursement. If Seller has not so notified Purchaser in writing (within the time above provided) of its election to conduct the defense of such claim, action or proceeding, Purchaser may (but need not) conduct (at Seller's expense) the defense of such claim, action or proceeding. Purchaser may at any time notify Seller of Purchaser's intention to settle, compromise or satisfy any such claim, action or proceeding (the defense of which Seller has not previously elected to conduct) and may make such settlement, compromise or satisfaction (at Seller's expense) unless Seller notifies Purchaser in writing (within twenty (20) days (or such shorter period of time if required by the terms of the proposed settlement, but in no event less than five
(5) days) after receipt of such notice of intention to settle, compromise or satisfy) of its election to assume (at its sole expense) the defense of any such claim, action or proceeding and promptly take appropriate action to implement such defense. Any settlement, compromise or satisfaction made by Purchaser, or any such final judgment or decree entered in, any claim, action or proceeding defended only by Purchaser, regardless of the amount or terms, will be deemed to have been consented to by, and will be binding on, Seller as fully as though it alone had assumed the defense and a final judgment or decree had been entered in such proceeding or action by a court of competent jurisdiction in the amount of such settlement, compromise, satisfaction, judgment or decree. If Seller has elected under this Section 9.3 to conduct the defense of any claim, action or proceeding, then Seller will be obligated to pay the amount of any adverse final judgment or decree rendered with respect to such claim, action or proceeding subject to the terms of this Agreement. If Seller elects to settle, compromise or satisfy any claim, action or proceeding defended by it, the cost of any such settlement, compromise or satisfaction will be borne entirely by Seller and may be made only with the consent of Purchaser, which consent will not be unreasonably withheld. Purchaser and Seller will use all reasonable efforts to cooperate fully with respect to the defense of any claim, action or proceeding covered by this Section 9.3.

         9.4 Purchaser's Indemnification. Purchaser will indemnify and save harmless Seller from any and all Damages incurred or suffered directly or indirectly by Seller resulting from or attributable to the breach of, or misstatement in, any one or more of the representations or warranties of Purchaser made in or pursuant to this Agreement to the same extent as provided in clauses (a) and (b) of Section 9.2, and in the same manner as provided in
Section 9.3, of this Article 9.

         9.5 Indemnification Limitations. Any of the foregoing notwithstanding, neither Purchaser, on the one hand, nor Seller, on the other hand, will have any right to indemnification for breaches of representations and warranties unless and until the aggregate Damages indemnifiable by the indemnifying party exceed Twenty-five Thousand Dollars ($25,000.00), and thereafter will be entitled to the Damages from the first dollar. The preceding limitations on indemnification set forth herein shall not be applicable to any Damages resulting from or arising out of Excluded Liabilities. Except for cases of willful misconduct, in no event shall either party be liable for (i) any indirect, incidental, punitive or consequential damages, or (ii) total damages in excess of the purchase price listed at Paragraph 2.1(a).

                                   ARTICLE 10

                          CONDUCT PRIOR TO CLOSING DATE

         10.1 Continuation of Business. Until the Closing Date, Seller will continue to conduct its business in the ordinary and usual course of business consistent with past practice, and, without limiting the generality of this undertaking, Seller will not do or suffer to be done any of the following, whether or not in the ordinary and usual course of business, without the prior written consent of Purchaser, such consent not to be unreasonably withheld, conditioned or delayed:

                  (a) Dispose or contract to dispose of any Subject Assets (other than in the ordinary course of business), or any interest in any Subject Assets;

                  (b) Acquire or contract to acquire any capital assets in excess of Ten Thousand Dollars ($10,000);

                  (c) Enter into any obligations or commitments for future payments in excess of Five Thousand Dollars ($5,000) other than in connection with fulfilling currently existing customer purchase orders;

                  (d) Enter into any capital or operating lease that requires expenditures in excess of Five Thousand Dollars ($5,000);

                  (e) Encumber any of the Subject Assets (other than in the ordinary course of business);

                  (f) Increase the rate or amount of compensation or the amount or type of other remuneration to any of its employees, agents or Independent Sales Representatives, or agree to do so, or pay any bonuses or other extra remuneration to such persons;

                  (g) Make any new commitments or agree to make commitments for capital improvements or significantly alter standing commitments for capital improvements in excess of Ten Thousand Dollars ($10,000);

                  (h) Make any single expenditure or agree to make any single expenditure, or series of expenditures in excess of Ten Thousand Dollars ($10,000) in the aggregate;

                  (i) Negotiate with anyone other than Purchaser for, or participate with anyone other than Purchaser in, the acquisition of all or any part of the Subject Assets;

                  (j) Make any material change in accounting methods; and

                  (k) Enter into any contracts except in the ordinary course of business and consistent with past practice.

         10.2 Preservation of Business. Seller will: (i) preserve intact its present business organization and personnel; (ii) preserve its business, actual and potential, and its advantageous relationships with all persons having business dealings with it; and (iii) preserve and maintain in force all its licenses, certificates, leases, contracts, permits, registrations, franchises, confidential information, Intellectual Property Rights and applications for any of the same, and other similar rights. Seller will maintain in force all property, casualty, crime, life, directors, officers and other forms of insurance and bonds which it presently carries.

         10.3 Consents and Approvals. Seller and Purchaser will use all commercially reasonable efforts to obtain all necessary consents and approvals of all persons, firms, entities and governmental authorities to the consummation of the transactions contemplated by this Agreement.

                                   ARTICLE 11

                              ADDITIONAL COVENANTS

         11.1 Allocation of Taxes; Filing Responsibility. Except as otherwise specifically agreed to herein, Seller shall file all tax returns and pay all taxes for all taxable periods ending on or before the Closing Date, including any taxes, arising out of the consummation of the transactions contemplated by this Agreement. Seller agrees to recognize and report as revenues for all income and other tax purposes billings in excess of revenues earned for billings received prior to December 31, 2002. Buyer agrees to recognize and report as revenues for all income and other tax purposes, billings in excess of revenues received by Seller after such date.

         11.2     Seller Name Change; Cessation of Operations; Dissolution.


                  (a) Within a reasonable time after the Closing, but in any event within sixty (60) days after the Closing Date, Seller will cease use of the name GSE Process Solutions, Inc. and operations except for activities necessary to comply with the terms of this Agreement and the other agreements contemplated hereby.

                  (b) Within sixty (60) days of Seller's receipt of the Earn-Out Payment, Seller will dissolve and will undertake all requisite payments, fees, filings and notifications in connection therewith. Seller covenants that from and after the Closing Date, it will pay all existing and future debts and obligations of Seller on a timely basis, and that prior to the dissolution of Seller, Seller will deliver to Purchaser written evidence reasonably satisfying to Purchaser to the effect that all such debts and obligations of Seller have been satisfied or will be prior to dissolution.

                  (c) Within one (1) year from the Closing Date, the Purchaser shall cease using the name "GSE" in connection with "Process Solutions" or any derivative thereof.

         11.3     Employees.

                  (a) Seller will terminate the employment of all of Seller's employees listed at Schedule 1.2(d) hereto at the conclusion of such employees' shift or scheduled hours on the Closing Date, and in the event any notice is required under the Worker Adjustment Retraining Notification Act or other applicable plant closure law, such notice will be the sole responsibility of Seller.

                  (b) Seller hereby covenants and agrees that any liability or obligation resulting from the employment or termination of the employment of any employee of Seller, whether claims for severance payments, accrued vacation, sick leave or any other claims of any kind, except for any 2003 accrued vacation or 2003 commissions earned but not yet due and payable, shall be the responsibility of Seller, and Seller will indemnify and hold harmless Purchaser in connection with same.

                  (c) Purchaser shall offer employment to those persons presently employed by Seller and listed at Schedule 1.2(d) hereto, such employees to be hired under Purchaser's standard terms, benefits and conditions for comparable employees of Purchaser's affiliated companies.

         11.4 Intellectual Property Matters. Seller hereby covenants and agrees, from and after the Closing Date, to assist Purchaser to reduce to possession, protect, obtain and, from time to time, enforce and defend, the rights, title and interest purported to be owned by Seller in the Intellectual Property Rights, in the United States and any other country, without any additional compensation therefore. Accordingly, Seller agrees to make itself and its former officers available, at no cost to Purchaser (except for the reimbursement of reasonable out-of-pocket expenses approved in advance by Purchaser), at such reasonable times as may be requested by Purchaser, in order to provide written or oral testimony relating to the Intellectual Property Rights as may be reasonably required by Purchaser, and to provide to Purchaser such other documents and materials, in order to reduce to possession, protect, obtain, enforce and defend the Intellectual Property Rights to be transferred hereunder.

         11.5 Warranty Claims. Seller will reimburse Purchaser for any direct, out-of-pocket costs incurred for any warranty claims of customers that (i) exceed the amount of the warranty reserves as of the Closing Date, and (ii) are filed with Seller in writing within one (1) year from the Closing Date. If notice is not so given on or prior to the expiration of the applicable period, any claims in connection therewith shall be deemed waived under all circumstances. The parties agree that Seller's liability hereunder is limited to $100,000 above the amount identified at (i), but subject overall to the de minimis exception at Section 9.5. To support any warranty claims hereunder, the Purchaser shall provide Seller with all supporting documentation to evidence that such claims are truly contractual warranty items (versus product support, research and development, etc.).

         11.6 Accounts Receivable. Seller hereby covenants that to the extent the accounts receivable, net of reserves for doubtful receivables and uncollectible accounts, as reflected on the books of Seller as of the Closing Date, are not fully collected in the ordinary course of business within one hundred twenty (120) days after the Closing Date (the "Receivables Date") without resort to legal proceedings, Seller will pay the amount of any shortfall to Purchaser within thirty (30) days after receipt from Purchaser of a written description of such delinquent accounts receivable, including a detailed account of Purchaser's diligent efforts to collect such delinquent accounts receivable. In the event any such delinquent accounts receivable are reimbursed by Seller to Purchaser, at Seller's option Seller shall be subrogated to the rights of Purchaser to collect any such accounts and prosecute any claims in connection therewith or Purchaser will assign to Seller the rights to collect any such accounts.

         11.7 Misdirected Receivables. Following the Closing, Seller will promptly forward or remit to Purchaser, by endorsement or otherwise, all collections of receivables erroneously received by Seller arising out of sales or shipments on or following the Closing (i.e., for invoices dated on or after the Closing Date).

         11.8 Product Liability Insurance. At or prior to the Closing, Seller will obtain, at its expense, a "tail" policy in regard to the product liability insurance (which includes errors and omissions coverage) maintained by Seller prior to the Closing, with a minimum benefit of at least Five Million Dollars ($5,000,000) for a period of one (1) year from the Closing Date, adding Purchaser as an additional insured.

         11.9 Terminated Contracts. Within ten (10) business days after the date hereof, but in any event prior to the Closing Date, Purchaser will deliver to Seller a copy of Schedule 3.14 previously attached hereto, with an asterisk or other notation designating the Contracts which Purchaser will not assume (the "Terminated Contracts"). On or prior to the Closing Date, Seller will terminate the Terminated Contracts and deliver written evidence thereof to Purchaser or their counsel.

         11.10 Tax Notifications. Seller shall, prior to the Closing Date, make the required tax notifications with the appropriate governmental authorities and take such other actions that are necessary to comply with applicable Maryland and local laws regarding transfer of the Subject Assets.

         11.11 Accounting System. Seller specifically agrees to assign to Purchaser Seller's rights to use the Deltek Accounting System currently used by Seller, or to make such other arrangement as is acceptable to licensor for a period of up to six (6) months after the Closing Date. If the said system requires license fees or other periodic payments following the Closing Date, Purchaser shall be responsible for same.

         11.12 Closing Date Balance Sheet. There is attached hereto as Schedule
11.12 the balance sheet of Seller as of the date hereof showing all assets and liabilities of Seller and the Net Assets for Sale and Liabilities of Seller included or assumed in connection with the sale. Such balance sheet and Statement of Net Assets for Sale are warranted by Seller to the same extent set forth in Section 3.5 above, except that Seller has advised Purchaser that adjustments may be required but the same would not materially change the net of assets in excess of liabilities to be transferred to and assumed by the Purchaser hereunder.

                                   ARTICLE 12

                    ASSIGNMENT; THIRD PARTIES; BINDING EFFECT

         The rights under this Agreement are not assignable nor are the duties delegable by a party without the written consent of the other parties first having been obtained, and any attempted assignment or delegation without such consent will be null and void. Nothing contained in this Agreement is intended to convey upon any person or entity, other than the parties and their successors in interest and permitted assigns, any rights or remedies under or by reason of this Agreement unless expressly stated. All covenants, agreements, representations and warranties of the parties contained in this Agreement are binding on and will inure to the benefit of Purchaser and Seller, respectively, and their respective successors, and permitted assigns.

                                   ARTICLE 13

                                    EXPENSES

         Purchaser, on the one hand, and Seller, on the other hand, will bear their own respective expenses, including, without limitation, counsel and accountants' fees, in connection with the preparation and negotiation of, and transactions contemplated under, this Agreement.

                                   ARTICLE 14

                                     NOTICES

         All notices, requests, demands and other communications under this Agreement must be in writing and will be deemed duly given, unless otherwise expressly indicated to the contrary in this Agreement: (i) when personally delivered; (ii) upon receipt of a telephonic facsimile transmission with a confirmed telephonic transmission answer back; (iii) three (3) days after having been deposited in the United States mail, certified or registered, return receipt requested, postage prepaid; or (iv) one (1) business day after having been dispatched by a nationally recognized overnight courier service, addressed to the parties or their permitted assigns at the following addresses (or at such other address or number as is given in writing by either party to the other) as follows:

     To Purchaser:                      NOVATECH Acquisition , LLC
                                        ____________________________
                                        ____________________________
                                        Facsimile No.:  (___) ____________
                                        Attention:  President

     With a copy to:                    Jacobs & Jacobs
                                        214 Bushkill Street
                                        Easton, PA 18042
                                        Fax: 610-253-9985
                                        Attn: Fredric C. Jacobs, Esq.

     To Seller:                         GSE Process Solutions, Inc.
                                        9189 Red Branch Road
                                        Columbia, MD 21045
                                        Facsimile No.: (410) 772-3599

     With a copy to:                    GSE Systems, Inc.
                                        9189 Red Branch Road
                                        Columbia, MD 21025
                                        Attn: Corporate Counsel
                                        Facsimile No.: (410) 772-3599

                                   ARTICLE 15

                             REMEDIES NOT EXCLUSIVE

         Unless otherwise specifically stated herein, no remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy will be cumulative and will be in addition to every remedy given under this Agreement or now or subsequently existing, at law or in equity, by statute or otherwise. Unless otherwise specifically stated herein, the election of any one or more remedies by Purchaser, on the one hand, or Seller, on the other hand, will not constitute a waiver of the right to pursue other available remedies.

                                   ARTICLE 16

                                 NON-COMPETITION

         16.1     Non-Competition Agreement.

                  (a) For a period of five (5) years from and after the Closing Date, Seller shall not, on a world-wide basis, directly or indirectly, whether for Seller's own account, or as a shareholder, partner, joint venturer, consultant, creditor and/or agent, of any person, firm or organization or otherwise, directly or indirectly:

                           (i) engage in, carry on or have any interest in a
                  business substantially similar to Seller's Business as carried on as of the Closing Date by Seller;

                           (ii) enter into, engage in, or be employed by or
                  consult with any business in competition with, Purchaser (after the Closing), or any subsidiary of Purchaser on matters substantially similar to Seller's Business as carried on by Seller prior to the Closing Date and by Purchaser after the Closing Date; or

                           (iii) employ, assist in employing or otherwise
                  associate in business with any present or former employee of Purchaser or any subsidiary of Purchaser until at least one
                  (1) year has expired since the termination of such employee's employment with Purchaser or such subsidiary, or induce any person who is a present or future employee, officer, agent, affiliate or customer of Purchaser or any subsidiary of Purchaser to terminate the relationship.

         Seller acknowledges that because Purchaser is paying the purchase price for the Subject Assets and is consummating the transactions contemplated hereby in order to achieve deeper penetration of the markets within existing areas currently served by Seller's Business and expand the geographical scope of Seller's Business, and because Purchaser conducts its businesses in locations all over the United States, the length of time and geographic restriction pertaining to all prohibitions in this subsection (a) both are reasonable and necessary for the legitimate protection of Purchaser's business and interests.

                  (b) Seller expressly agrees and understands that the remedy at law for any breach by Seller of this Article 16 will be inadequate and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, it is acknowledged that upon adequate proof of Seller's violation of this Article 16, Purchaser will be entitled, among other remedies, to immediate injunctive relief and may obtain a temporary restraining order restraining any threatened or further breach. Nothing in this subsection (b) will be deemed to limit Purchaser's remedies at law or in equity for any breach by Seller of any of the provisions of this Agreement which may be pursued or availed of by Purchaser.

                  (c) In the event any court of competent jurisdiction determines that the specified time period or geographical area set forth in this Section 16.1 is unreasonable, arbitrary or against public policy, then a lesser time period or geographical area that is determined by the court to be reasonable, non-arbitrary and not against public policy may be enforced.

                  (d) In the event Seller violates any legally enforceable provision of this Section 16.1 as to which there is a specific time period during which Seller is prohibited from taking certain actions or engaging in certain activities, then, in such event the violation will toll the running of the time period from the date of the violation until the violation ceases.

         16.2 Disclosure of Confidential Information. Except as may be required by law or necessary in connection with any dealings with any public agency or authority, from and after the Closing Date, Seller will not disclose, disseminate, divulge, discuss, copy or otherwise use or suffer to be used, in competition with, or harmful to the interests of, Purchaser any information (written or oral), documents, lists or other data of or respecting any aspect of the Subject Assets or the business being acquired by Purchaser from Seller under this Agreement.

         16.3 Binding On Parent Company. By the signature of its officers, thereto duly organized, the parent company of Seller has agreed to be bound by the provisions of this Article 16 in order to induce Purchaser to enter into this Agreement. This specifically excludes any activities by GSE Power Systems, Inc. relating to or involving process simulation, security systems, and power plant simulation (including, but not limited to, nuclear, fossil, chemical, refinery, or similar plants).

                                   ARTICLE 17

                                  MISCELLANEOUS

         17.1 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same document.

         17.2 Captions and Section Headings. Captions and Section headings are for convenience only, are not a part of this Agreement and may not be used in construing it.

         17.3 Possession of Subject Assets. Possession of the Subject Assets will be given to Purchaser on the Closing Date. Purchaser will not acquire any title to the Subject Assets until possession has been given to it in accordance with this Section 17.3, and, accordingly, all risk of loss with respect to the Subject Assets will be borne by Seller until possession has been given to Purchaser. For purposes of this Section 17.3, possession will be deemed to have been given to Purchaser when Seller delivers or causes to be delivered to Purchaser good and sufficient instruments of transfer and conveyance as provided in this Agreement.

         17.4 Waivers. Any failure by any of the parties to comply with any of the obligations, agreements or conditions set forth in this Agreement may be waived by the other party or parties, but any such waiver will not be deemed a waiver of any other obligation, agreement or condition contained herein.

         17.5 Right of Inspection. From and after the date of this Agreement to the Closing Date, Seller will give to Purchaser and their counsel, accountants and other representatives, full access during normal business hours to the offices, properties, agreements, records and affairs of Seller, and will furnish copies of all Contracts and other instruments as Purchaser or its counsel may reasonably request; provided, however, that Seller may require Purchaser to execute and deliver a Non-Disclosure Agreement in form and substance reasonably satisfactory to Seller prior to providing Purchaser with information relating to product design, profit margins per product, sales per customer and other confidential Business Information. Such investigation will not affect the representations and warranties of Seller under this Agreement. All such information will be treated confidentially and will be used only for the purposes intended. If the transactions contemplated under this Agreement do not take place, all documents and other property of Seller will be returned and all disclosures and information given to Purchaser as contemplated under this Agreement will be treated as confidential and not disclosed to any other unless disclosed publicly by Seller or other third parties without fault on the part of Purchaser, or unless otherwise required by law.

         17.6 Amendments, Supplements or Modifications. Each of the parties agrees to cooperate in the effectuation of the transactions contemplated under this Agreement and to execute any and all additional documents to take such additional action as is reasonably necessary or appropriate for such purposes.

         17.7 Entire Agreement. This Agreement, including any certificate, schedule, exhibit or other document delivered pursuant to its terms, constitutes the entire agreement between the parties. There are no verbal agreements, representations, warranties, undertakings or agreements between the parties, and this Agreement may not be amended or modified in any respect, except by a written instrument signed by the parties to this Agreement.

         17.8 Governing Law; Jurisdiction. This Agreement shall be governed and construed according to the internal laws of the State of Pennsylvania without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Pennsylvania.

         17.9 Press Releases. Prior to the Closing, neither party will issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated under this Agreement without the prior consent of the other party first obtained. Such consent shall not be unreasonably denied, conditioned or delayed.

                       [SIGNATURES BEGIN ON THE NEXT PAGE]

       IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first above written.

ATTEST:                                 SELLER:
                                        GSE Process Solutions, Inc.

________________                        By:   __________________________
                                             Name: _______________
                                             Title:_______________

ATTEST:                                 PURCHASER:
                                        NOVATECH Acquisition, LLC

________________                        By: _____________________________
                                             Name: _______________________
                                             Title:_______________________

                              JOINDER AND GUARANTY

         The undersigned, parent company of GSE Process Solutions, Inc., in order to induce Purchaser to enter into the foregoing agreement, does hereby agree as follows:

(1) It shall observe and be bound by and will not itself violate or cause Seller to violate any of the provisions of Section 16 of the Agreement; and

(2) It guarantees the performance by Seller of all covenants, undertakings and promises of Seller contained in the Agreement and shall be jointly and severally liable with Seller in the event of Seller's breach or default of any of the same.

                                        GSE Systems, Inc.

ATTEST:                                 By:________________________________
                                             Name: __________________________
                                             Title: __________________________
_________________

The undersigned, parent company of NOVATECH Acquisition, LLC, in order to induce Seller to enter into the foregoing Agreement, does hereby agree as follows:

(1) It shall observe and be bound by and will not itself violate or cause Purchaser to violate any of the provisions of the Agreement; and

(2) It guarantees the performance by Purchaser of all covenants, undertakings and promises of Purchaser contained in the Agreement and shall be jointly and severally liable with Purchaser in the event of Purchaser's breach or default of any of the same.

                                        NovaTech, LLC

ATTEST:                                 By:________________________________
                                             Name: _________________________
                                             Title: ________________________
_______________________



9/25/03